The Board of Directors and Stockholders
TeleBanc Financial Corporation:


We consent to incorporation by reference in the registration statement No. F33-91786 on Form S-1 and on Form S-3 of TeleBanc Financial Corporation and subsidiary of our report dated February 24, 1995, relating to the consolidated statement of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1994, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of TeleBanc Financial Corporation.



/s/ KPMG Peat Marwick


Washington, D.C.
March 26, 1997

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated February 14, 1997 included in TeleBanc Financial Corporation's Annual Report for the year ended December 31, 1996. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.


/s/ Arthur Andersen LLP